Exhibit 99.1

Itron Announces First Quarter 2019 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 6, 2019--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its first quarter ended March 31, 2019. Key results for the quarter include:

  Revenue of $615 million, compared with $607 million in the first quarter of 2018;
  Gross margin of 30.5%, compared with 29.6% in the first quarter of 2018;
  GAAP net loss of $2 million, compared with a net loss of $146 million in the first quarter of 2018;
  GAAP loss per share of $0.05, compared with a loss of $3.74 in the first quarter of 2018;
  Non-GAAP diluted EPS of $0.70, compared with $0.13 in the first quarter of 2018;
  Adjusted EBITDA of $66 million, compared with $40 million in the first quarter of 2018; and
  Total backlog of $3.0 billion, compared with $3.1 billion at the end of the first quarter of 2018.

"We are pleased with first quarter results, which were driven by improved operating performance and higher-margin software revenue associated with customer projects," said Philip Mezey, Itron's president and chief executive officer.

"We are seeing benefits from our operational initiatives, including the realigned business segments, which are executing and performing well. In addition, ongoing transformation and integration initiatives are contributing to improved results," continued Mezey.

Summary of First Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue increased 1% to $615 million, or 5% excluding the impact of changes in foreign currency exchange rates, in the first quarter.

Networked Solutions revenue increased 11% and Outcomes increased 2% driven by continued strength in North America deployments. Device Solutions revenue decreased 11% due to the impact of changes in foreign currency exchange rates and lower shipments in Europe.

Gross Margin

Consolidated company gross margin of 30.5% increased from 29.6% in the prior year. The increase was driven by favorable product mix, including higher-margin software deliveries.

Operating Expenses and Operating Income

GAAP operating expenses of $166 million decreased $154 million from the prior year primarily due to lower restructuring, acquisition and integration related expenses. Non-GAAP operating expenses of $131 million decreased $21 million from the prior year in part due to benefits from restructuring and integration initiatives.

GAAP operating income increased to $21 million from a loss of $140 million in the first quarter of 2018. The increase is due to lower GAAP operating expenses, primarily restructuring, acquisition and integration related expenses, and higher gross profit. Non-GAAP operating income increased to $57 million from $28 million in 2018 driven by lower non-GAAP operating expenses and improved gross profit.

Net Income (loss) and Earnings per Share

The net loss attributable to Itron for the quarter was $2 million, or $0.05 per share, a decrease from a net loss of $146 million, or $3.74 per share, in 2018. The net loss improvement was driven by higher operating income.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration related expenses, amortization of intangible assets, and amortization of debt placement fees, was $28 million, or $0.70 per diluted share, compared with $5 million, or $0.13 per diluted share, in 2018. The increase in non-GAAP EPS was due to higher non-GAAP operating income and a lower effective tax rate.

Cash Flow

Net cash provided by operating activities was $25 million in the first quarter compared with negative $24 million in the same quarter of 2018. Free cash flow was $14 million in the first quarter compared with negative $42 million in the prior year. Higher cash flow was driven primarily by higher operating income and less cash outlays related to restructuring, acquisition and integration related expenses.

Other Measures

Total backlog was $3.0 billion and 12-month backlog was $1.4 billion at the end of the quarter, compared with $3.1 billion and $1.4 billion, respectively, in the prior year quarter. Bookings in the quarter totaled $473 million.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EDT on May 6, 2019. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through May 11, 2019. To access the telephone replay, dial 888-203-1112 or 719-457-0820, and enter passcode 5342456.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains "forward-looking statements" within in the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements relate to our expectations about, among others, revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2019	2018
Revenues
Product revenues	$544,850	$537,110
Service revenues	69,726	70,111
Total revenues	614,576	607,221
Cost of revenues
Product cost of revenues	386,102	382,850
Service cost of revenues	41,211	44,516
Total cost of revenues	427,313	427,366
Gross profit	187,263	179,855

Operating expenses
Sales, general and administrative	92,715	154,414
Research and development	50,490	60,284
Amortization of intangible assets	15,973	17,740
Restructuring	7,262	87,865
Total operating expenses	166,440	320,303

Operating income (loss)	20,823	(140,448)
Other income (expense)
Interest income	328	661
Interest expense	(13,535)	(15,504)
Other income (expense), net	(1,644)	(1,167)
Total other income (expense)	(14,851)	(16,010)

Income (loss) before income taxes	5,972	(156,458)
Income tax benefit (provision)	(6,121)	11,188
Net loss	(149)	(145,270)
Net income attributable to noncontrolling interests	1,758	396
Net loss attributable to Itron, Inc.	$(1,907)	$(145,666)

Net income (loss) per common share - Basic	$(0.05)	$(3.74)
Net income (loss) per common share - Diluted	$(0.05)	$(3.74)

Weighted average common shares outstanding - Basic	39,658	38,945
Weighted average common shares outstanding - Diluted	39,658	38,945

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2019	2018
Product revenues
Device Solutions	$218,569	$245,423
Networked Solutions	314,350	279,795
Outcomes	11,931	11,892
Total Company	$544,850	$537,110

Service revenues
Device Solutions	$3,186	$3,944
Networked Solutions	22,077	22,543
Outcomes	44,463	43,624
Total Company	$69,726	$70,111

Total revenues
Device Solutions	$221,755	$249,367
Networked Solutions	336,427	302,338
Outcomes	56,394	55,516
Total Company	$614,576	$607,221

Gross profit
Device Solutions	$39,916	$53,604
Networked Solutions	127,068	114,241
Outcomes	20,279	12,010
Total Company	$187,263	$179,855

Operating income (loss)
Device Solutions	$25,457	$38,192
Networked Solutions	95,322	79,943
Outcomes	10,410	(655)
Corporate unallocated	(110,366)	(257,928)
Total Company	$20,823	$(140,448)

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended March 31,
	2019	2018
Itron Endpoints
Standard endpoints	3,960	4,140
Networked endpoints	5,490	5,540
Total endpoints	9,450	9,680

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$110,828	$120,221
Accounts receivable, net	473,077	437,161
Inventories	221,097	220,674
Other current assets	129,975	118,085
Total current assets	934,977	896,141

Property, plant, and equipment, net	224,938	226,551
Deferred tax assets, net	63,493	64,830
Restricted cash	2,086	2,056
Other long-term assets	46,944	45,288
Operating lease right-of-use assets, net	77,888	—
Intangible assets, net	239,988	257,583
Goodwill	1,106,305	1,116,533
Total assets	$2,696,619	$2,608,982

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$331,441	$309,951
Other current liabilities	70,876	70,136
Wages and benefits payable	96,802	88,603
Taxes payable	16,585	14,753
Current portion of debt	22,500	28,438
Current portion of warranty	39,737	47,205
Unearned revenue	87,937	93,621
Total current liabilities	665,878	652,707

Long-term debt	980,979	988,185
Long-term warranty	17,795	13,238
Pension benefit obligation	90,925	91,522
Deferred tax liabilities, net	1,509	1,543
Operating lease liabilities	66,865	—
Other long-term obligations	140,637	127,739
Total liabilities	1,964,588	1,874,934

Equity
Common stock	1,334,793	1,334,364
Accumulated other comprehensive loss, net	(198,085)	(196,305)
Accumulated deficit	(427,303)	(425,396)
Total Itron, Inc. shareholders' equity	709,405	712,663
Non-controlling interests	22,626	21,385
Total equity	732,031	734,048
Total liabilities and equity	$2,696,619	$2,608,982

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2019	2018
Operating activities
Net loss	$(149)	$(145,270)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	28,427	31,072
Amortization of operating right-of-use assets	4,910	—
Stock-based compensation	7,205	8,095
Amortization of prepaid debt fees	1,200	3,386
Deferred taxes, net	(430)	(16,508)
Restructuring, non-cash	96	47
Other adjustments, net	44	(106)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(37,977)	(7,768)
Inventories	(1,659)	(253)
Other current assets	(11,030)	(8,849)
Other long-term assets	334	4,509
Accounts payable, other current liabilities, and taxes payable	12,312	7,826
Wages and benefits payable	8,465	16,438
Unearned revenue	8,235	23,317
Warranty	(2,569)	663
Other operating, net	7,510	58,953
Net cash provided by (used) by operating activities	24,924	(24,448)

Investing activities
Acquisitions of property, plant, and equipment	(11,415)	(17,433)
Business acquisitions, net of cash equivalents acquired	—	(802,488)
Other investing, net	299	100
Net cash used in investing activities	(11,116)	(819,821)

Financing activities
Proceeds from borrowings	30,000	705,938
Payments on debt	(44,063)	(182,395)
Issuance of common stock	1,758	3,384
Repurchase of common stock	(8,534)	—
Prepaid debt fees	(175)	(24,042)
Other financing, net	(2,229)	(1,046)
Net cash provided by (used in) financing activities	(23,243)	501,839

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	72	563
Decrease in cash, cash equivalents, and restricted cash	(9,363)	(341,867)
Cash, cash equivalents, and restricted cash at beginning of period	122,328	487,335
Cash, cash equivalents, and restricted cash at end of period	$112,965	$145,468

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, corporate transition costs, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, corporate transition cost, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, corporate transition costs, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended March 31,
	2019	2018
NON-GAAP NET INCOME & DILUTED EPS
GAAP loss attributable to Itron, Inc.	$(1,907)	$(145,666)
Amortization of intangible assets	15,973	17,740
Amortization of debt placement fees	1,156	3,343
Restructuring	7,262	87,865
Corporate transition cost	1,083	—
Acquisition and integration related expense	11,565	62,647
Income tax effect of non-GAAP adjustments (1)	(7,242)	(20,835)
Non-GAAP net income attributable to Itron, Inc. (1)	$27,890	$5,094

Non-GAAP diluted EPS (1)	$0.70	$0.13

Weighted average common shares outstanding - Diluted	40,066	39,773

ADJUSTED EBITDA
GAAP loss attributable to Itron, Inc.	$(1,907)	$(145,666)
Interest income	(328)	(661)
Interest expense	13,535	15,504
Income tax provision (benefit)	6,121	(11,188)
Depreciation and amortization of intangible assets	28,427	31,072
Restructuring	7,262	87,865
Corporate transition cost	1,083	—
Acquisition and integration related expense	11,565	62,647
Adjusted EBITDA	$65,758	$39,573

FREE CASH FLOW
Net cash provided (used) by operating activities	$24,924	$(24,448)
Acquisitions of property, plant, and equipment	(11,415)	(17,433)
Free Cash Flow	$13,509	$(41,881)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$20,823	$(140,448)
Amortization of intangible assets	15,973	17,740
Restructuring	7,262	87,865
Corporate transition cost	1,083	—
Acquisition and integration related expense	11,565	62,647
Non-GAAP operating income	$56,706	$27,804

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$166,440	$320,303
Amortization of intangible assets	(15,973)	(17,740)
Restructuring	(7,262)	(87,865)
Corporate transition cost	(1,083)	—
Acquisition and integration related expense	(11,565)	(62,647)
Non-GAAP operating expenses	$130,557	$152,051

(1)	The income tax effect of non-GAAP adjustments is calculated using the statutory tax rates for the relevant jurisdictions, provided no valuation allowance exists. If a valuation allowance exists, there is no tax impact to the non-GAAP adjustment. Effective for the first quarter of 2019, we use the budgeted annual effective tax rate (AETR) for interim periods, with adjustments for discrete items, as defined in ASC 740 - Income Taxes. This method impacts interim periods only and does not impact full year tax results, as any difference between the budgeted or revised AETR and the actual AETR for non-GAAP adjustments would be recognized in the fourth quarter of the year. If the revised methodology had been applied in the first quarter of 2018, the non-GAAP effective tax rate would have been 36.9% compared with the actual rate of 63.7%. Non-GAAP net income would have increased by $4.1 million to $9.2 million, diluted non-GAAP EPS would have increased by $0.10 to $0.23.

CONTACT:
Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574